Logan, Utah, November 1, 2005 - ICON Health & Fitness, Inc. ("ICON") announced today that it has replaced its existing $275 million credit agreement with a new $290 million credit agreement (the "New Credit Agreement"). The New Credit Agreement provides for a five-year revolving line of credit of up to $250 million, including issuances of letters of credit, from time to time, and a five-year junior term loan of $40 million. The New Credit Agreement contains various affirmative and negative covenants customary in an agreement of this type. At closing, the proceeds were used to refinance outstanding indebtedness under the previous credit agreement. In the future, it is anticipated that funds borrowed under the credit agreement will be used for general corporate purposes including working capital, capital expenditures, debt repayment or other corporate development activities.

Bank of America, N.A. serves as administrative agent, issuing lender and cash management bank for the credit agreement and Banc of America Securities LLC as lead arranger and book runner. Back Bay Capital Funding LLC serves as administrative agent for the junior term loan credit agreement

"We are very pleased to enter into this new relationship with Bank of America and Back Bay Capital," said Fred Beck, ICON's chief financial officer. "This new agreement gives us substantially greater flexibility and borrowing capacity to meet the needs of our customers and suppliers as our business grows."

About ICON Health & Fitness, Inc.
ICON is one of the largest manufacturers and marketers of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 3,600 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following ICON-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com